Filed Pursuant to Rule 424(b)(3)
Registration Number 333-137925
FOOTHILLS RESOURCES, INC.
48,700,960 Shares of Common Stock and
Warrants to Acquire 20,597,532 Shares of Common Stock
PROSPECTUS SUPPLEMENT NO. 2 DATED NOVEMBER 14, 2008
(TO PROSPECTUS DATED JUNE 23, 2008)
     This prospectus supplement relates to the prospectus dated June 23, 2008, relating to the resale of up to 48,700,960 shares of common stock and warrants to acquire 20,597,532 shares of common stock by the selling stockholders named in the prospectus.
     This prospectus supplement contains our quarterly report on Form 10-Q for the quarter ended September 30, 2008, as filed with the Securities and Exchange Commission on November 14, 2008, and the information contained in the Form 10-Q supplements the information provided in the prospectus dated June 23, 2008. The text of the Form 10-Q is attached hereto and is incorporated by reference.
     This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated June 23, 2008 and all other supplements and amendments, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Our common stock is quoted on the Over The Counter Bulletin Board under the symbol “FTRS.”
     Investing in these securities involves significant risks. See “Risk Factors” beginning on page 2 of the prospectus dated June 23, 2008.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.
THE DATE OF THIS PROSPECTUS SUPPLEMENT IS NOVEMBER 14, 2008.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 10-Q
(Mark One)

☑	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended September 30, 2008.
or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from                      to
Commission file number 001-31547
FOOTHILLS RESOURCES, INC.
(Exact Name of Registrant as Specified in Its Charter)

NEVADA	98-0339560
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4540 CALIFORNIA AVENUE, SUITE 550
BAKERSFIELD, CALIFORNIA	93309
(Address of Principal Executive Offices)	(Zip Code)
(661) 716-1320
(Registrant’s Telephone Number, Including Area Code)
Former Name, Former Address and Former Fiscal year, if Changed Since Last Report
Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
Yes ☑       No ☐
      Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).
Yes ☐      No ☑
Indicate the number of shares outstanding of each of Issuer’s classes of common stock as of the latest practicable date: 60,557,637 shares of common stock, $0.001 par value, outstanding as of October 31, 2008.

FOOTHILLS RESOURCES, INC.
FORM 10-Q
FOR THE QUARTER ENDED SEPTEMBER 30, 2008

i

PART I — FINANCIAL INFORMATION
ITEM 1. FINANCIAL STATEMENTS
FOOTHILLS RESOURCES, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	September	December
	30, 2008	31, 2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$91	$165
Accounts receivable	1,080	1,880
Prepaid expenses	285	212

	1,456	2,257

Property, plant and equipment, at cost:
Oil and gas properties, using full-cost accounting -
Proved properties	89,340	75,215
Unproved properties not being amortized	1,234	760
Other property and equipment	535	533

	91,109	76,508
Less accumulated depreciation, depletion, amortization	(6,419)	(3,554)

	84,690	72,954

Other assets	3,318	3,413

	$89,464	$78,624

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,664	$5,669
Current portion of long-term debt	69,270	—
Fair value of derivative financial instruments	4,285	3,228
Liquidated damages	2,593	2,591

	78,812	11,488

Long-term debt	—	52,243

Asset retirement obligations	662	628

Fair value of derivative financial instruments	3,679	3,571

Stockholders’ equity:
Preferred stock, $0.001 par value - 25,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.001 par value - 250,000,000 shares authorized, 60,557,637 and 60,572,442 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	61	61
Additional paid-in capital	47,471	47,224
Accumulated deficit	(33,257)	(29,792)
Accumulated other comprehensive income (loss)	(7,964)	(6,799)

	6,311	10,694

	$89,464	$78,624

The accompanying notes are an integral part of these consolidated financial statements.

FOOTHILLS RESOURCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Income:
Oil and gas revenues	$2,795	$3,638	$11,291	$10,941
Interest income	1	59	12	222

	2,796	3,697	11,303	11,163

Expenses:
Production costs	1,311	1,171	3,935	3,530
General and administrative	883	760	2,497	2,407
Interest	1,926	2,629	5,436	7,760
Liquidated damages	—	702	1	1,895
Depreciation, depletion and amortization	860	607	2,899	1,880

	4,980	5,869	14,768	17,472

Net loss	$(2,184)	$(2,172)	$(3,465)	$(6,309)

Basic and diluted net loss per share	$(0.04)	$(0.04)	$(0.06)	$(0.10)

Weighted average number of common shares outstanding — basic and diluted	60,557,637	60,462,670	60,562,878	60,419,593

The accompanying notes are an integral part of these consolidated financial statements.

FOOTHILLS RESOURCES, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended
	September 30,
	2008	2007
Cash flows from operating activities:
Net loss	$(3,465)	$(6,309)
Adjustments to reconcile net loss to net cash provided by operating activities:
Stock-based compensation	335	356
Depreciation, depletion and amortization	2,865	1,847
Accretion of asset retirement obligation	34	33
Amortization of discount on long-term debt	342	2,647
Amortization of debt issue costs	539	161
Changes in assets and liabilities -
Accounts receivable	800	(55)
Prepaid expenses	(73)	(134)
Accounts payable and accrued liabilities	305	(1,072)
Liquidated damages	1	1,895

Net cash provided by (used for) operating activities	1,683	(631)

Cash flows from investing activities:
Additions to oil and gas properties	(17,921)	(3,707)
Additions to other property and equipment	(2)	(58)

Net cash used for investing activities	(17,923)	(3,765)

Cash flows from financing activities:
Proceeds of borrowings	26,389	—
Repayments of borrowings	(9,704)	—
Debt issuance costs	(444)	—
Stock issuance costs	(75)	(68)

Net cash provided by (used for) financing activities	16,166	(68)

Net decrease in cash and cash equivalents	(74)	(4,464)
Cash and cash equivalents at beginning of the period	165	8,673

Cash and cash equivalents at end of the period	$91	$4,209

Supplemental disclosures of cash flow information:
Cash paid for -
Interest	$4,211	$4,969

Income taxes	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

FOOTHILLS RESOURCES, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(in thousands, except share amounts)

					Accumulated
					Other
	Common Stock		Additional		Comprehensive
		Par	Paid-in	Accumulated	Income
	Number	Value	Capital	Deficit	(Loss)	Total
Balance, December 31, 2006	60,376,829	$60	$44,331	$(3,764)	$1,595	$42,222

Issuance of common stock and warrants	85,841	—	2,504	—	—	2,504

Stock-based compensation	109,772	1	499	—	—	500

Change in fair value of derivative financial instruments	—	—	—	—	(8,394)	(8,394)

Stock issuance costs	—	—	(110)	—	—	(110)

Net loss	—	—	—	(26,028)	—	(26,028)

Balance, December 31, 2007	60,572,442	61	47,224	(29,792)	(6,799)	10,694

Stock-based compensation (unaudited)	(14,805)	—	322	—	—	322

Change in fair value of derivative financial instruments (unaudited)	—	—	—	—	(1,165)	(1,165)

Stock issuance costs (unaudited)	—	—	(75)	—	—	(75)

Net loss (unaudited)	—	—	—	(3,465)	—	(3,465)

Balance, September 30, 2008 (unaudited)	60,557,637	$61	$47,471	$(33,257)	$(7,964)	$6,311

The accompanying notes are an integral part of these consolidated financial statements.

FOOTHILLS RESOURCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2008
(unaudited)
Note 1 — Summary of Operations
     Foothills Resources, Inc. (“Foothills”), a Nevada corporation, and its subsidiaries are collectively referred to herein as the “Company.” The Company is a growth-oriented independent energy company engaged in the acquisition, exploration, exploitation and development of oil and natural gas properties. The Company currently holds interests in properties in the Texas Gulf Coast area, in the Eel River Basin in northern California, and in the Anadarko Basin in western Oklahoma.
     Foothills took its current form on April 6, 2006, when Brasada California, Inc. (“Brasada”) merged with and into an acquisition subsidiary of Foothills. Brasada was formed on December 29, 2005 as Brasada Resources LLC, a Delaware limited liability company, and converted to a Delaware corporation on February 28, 2006. Following the merger, Brasada changed its name to Foothills California, Inc. (“Foothills California”) and is now a wholly owned operating subsidiary of Foothills. This transaction was accounted for as a reverse merger of the Company into Foothills California. The Company adopted the assets, management, business operations and business plan of Foothills California. The financial statements of the Company prior to the merger were eliminated at consolidation.
     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 4, the Company was not in compliance with the asset coverage and leverage ratio covenants of its Credit Facility as of June 30, 2008, and is in default under the Credit Facility. The lenders and the agent agreed to forbear, until December 31, 2008, from exercising their rights and remedies under the Credit Facility arising as a result of the financial covenants defaults. The Company is considering and actively pursuing other strategic alternatives, which may include a sale of a portion of the Company’s assets, a merger or other business combination, or the issuance of equity or other securities, in connection with the repayment of all or a portion of the Company’s obligations under the Credit Facility. All of these factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company can not continue in existence.
     All adjustments which are, in the opinion of management, necessary for a fair presentation of the Company’s financial position at September 30, 2008 and its results of operations and cash flows for the three months and nine months ended September 30, 2008 and 2007 have been included. All such adjustments are of a normal recurring nature. The results of operations and cash flows are not necessarily indicative of the results for a full year.
     The accompanying unaudited financial statements have been prepared on a basis consistent with the accounting principles and policies reflected in the December 31, 2007 financial statements. The December 31, 2007 Form 10-KSB should be read in conjunction herewith. The year-end balance sheet does not include all disclosures required by accounting principles generally accepted in the United States of America.
Note 2 — New Accounting Pronouncements
     In May 2008, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 162”), which identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (“GAAP”) in the United States of America (the “GAAP hierarchy”). This statement is effective 60 days following the Securities and Exchange Commission’s (the “SEC”) approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in

Conformity with Generally Accepted Accounting Principles.” The adoption of SFAS No. 162 is not expected to have a material effect on the Company’s financial statements or related disclosures.
     In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities-an amendment of FASB Statement No.133” (“SFAS No. 161”). This statement requires enhanced disclosures about derivative and hedging activities. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company is currently evaluating the impact, if any, the standard will have on its financial statements.
     During December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements-an amendment of ARB No. 51” (“SFAS No. 160”), which causes noncontrolling interests in subsidiaries to be included in the equity section of the balance sheet. SFAS No. 160 is effective for periods beginning on or after December 15, 2008. This standard does not presently affect the Company’s financial statements.
     During December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS No. 141(R)”), which establishes new accounting and disclosure requirements for recognition and measurement of identifiable assets, liabilities and goodwill acquired and requires that the fair value estimates of contingencies acquired or assumed be considered as part of the original purchase price allocation. SFAS No. 141(R) is effective for periods beginning on or after December 15, 2008. This standard does not presently affect the Company’s financial statements.
Note 3 — Asset Retirement Obligation
     Inherent in the fair value calculation of the asset retirement obligation (“ARO”) are numerous assumptions and judgments including the ultimate settlement amounts, inflation factors, credit adjusted discount rates, timing of settlement, and changes in the legal, regulatory, environmental and political environments. To the extent future revisions to these assumptions impact the fair value of the existing ARO, a corresponding adjustment is made to the capitalized costs of oil and gas properties.
     Under SFAS No. 143, the following table summarizes the change in the ARO for the nine months ended September 30, 2008 (in thousands):

Asset retirement obligation, beginning of period	$628
Accretion expense	34

Asset retirement obligation, end of period	$662

Note 4 — Debt Obligations
     Debt obligations at September 30, 2008 and December 31, 2007 consisted of the following (in thousands):

	2008	2007
Senior term loan	$50,000	$50,000
Revolving loan	21,185	4,500
	71,185	54,500
Less: unamortized discount	(1,915)	(2,257)

	69,270	52,243
Less: current portion	(69,270)	—

	$—	$52,243

     In 2007, the Company entered into a Credit Agreement with various lenders and Wells Fargo Foothill, LLC, as agent (the “Credit Facility”). The Credit Facility provides for a $50 million term loan facility and a $50 million revolving credit facility, with an initial borrowing base of $25 million available under the revolving credit facility. The Credit Facility matures in December 2012, with principal payments scheduled to commence in April 2010 based on 50% of the Company’s cash flow, net of capital expenditures. The Credit Facility has restrictions on the operations of the Company’s business, including restrictions on payment of dividends. Borrowings under the term loan facility carry prepayment penalties ranging from 1.00% to 2.00% in the first three years of the Credit Facility. Borrowings under the revolving credit facility may be repaid at any time without penalty. The Credit Facility is secured by liens and security interests on substantially all of the assets of the Company, including 100% of the Company’s oil and gas reserves. In connection with the Credit Facility, Foothills issued to the lender under the term loan facility a ten-year warrant to purchase 2,580,159 shares of Foothills’ common stock at an exercise price of $0.01 per share. The fair value of the warrant was recorded as debt issue discount, and is being amortized using the interest method.
     The Credit Facility contains financial covenants pertaining to asset coverage, interest coverage and leverage ratios. A violation of any of these financial covenants, unless waived by the Company’s lenders, constitutes an event of default under the Credit Facility, giving the Company’s lenders the right to terminate their obligations to make additional loans under the Credit Facility, demand immediate payment in full of all amounts outstanding, foreclose on collateral and exercise other rights and remedies granted under the Credit Facility and as may be available pursuant to applicable law. As of March 31, 2008, the Company was not in compliance with the leverage ratio covenant. On May 15, 2008, the Company, the lenders and the agent entered into a First Amendment to Credit Agreement and a Limited Waiver and Second Amendment to Credit Agreement, pursuant to which the lenders waived non-compliance with the leverage ratio covenant and the interest rate on the term loan facility was modified to provide that it will not be less than 10.50% in the event that the London Interbank Offered Rate (“LIBOR”) is less than 4.00%.
     As of June 30, 2008, the most recent measurement date, the Company was not in compliance with the asset coverage and leverage ratio covenants of the Credit Facility and is in default under the Credit Facility. The Company has reclassified its long-term debt as a current liability until such time as the Company is able to cure the default.
     The lenders under the Credit Facility could, among other remedies, have declined to make further advances of credit, declared all of the Company’s debt immediately due and payable, and foreclosed on the Company’s assets. The Company’s lenders have not taken any of these actions and in August 2008, the Company, the lenders and the agent entered into a forbearance agreement dated August 13, 2008, pursuant to which the lenders agreed to forbear their right to exercise their remedies under the Credit Facility until September 15, 2008.
     On October 16, 2008, the Company, the lenders and the agent entered into a Third Amendment to Credit Agreement and Amended and Restated Forbearance Agreement dated as of September 15, 2008 (the “Forbearance Agreement”). Pursuant to the Forbearance Agreement, the lenders and the agent agreed to forbear, until December 31, 2008, from exercising their rights and remedies under the Credit Facility arising as a result of the financial covenants defaults.
     Under the Forbearance Agreement, the applicable interest rates for borrowings under the Credit Facility have been amended as follows: (i) the base interest rate for base rate loans that are term loans will be the greater of 5.25% or the prime rate; (ii) the margin interest rate applicable to base rate loans that are advances prior to September 20, 2008 will be 0.75% and on or after September 20, 2008 it will be 2.75%, and for base rate loans that are term loans the applicable margin interest rate prior to September 20, 2008 will be 5.25%, on or after September 20, 2008 and prior to November 1, 2008 it will be 7.25%, on or after November 1, 2008 and prior to December 1, 2008 it will be 8.25%, and on or after December 1, 2008 it will be 9.25%; and (iii) the margin interest rate applicable to LIBOR rate loans that are advances prior to September 20, 2008 will be 2.00% and on or after September 20, 2008 it will be 4.00%, and for LIBOR rate loans that are term loans the applicable margin interest rate prior to September 20, 2008 will be 6.50%, on and after September 20, 2008 and prior to November 1, 2008 it will be 8.50%, on and after November 1, 2008 and prior to December 1, 2008 it will be 9.50%, and on and after December 1, 2008 it will be 10.50%.

     The Forbearance Agreement further provides that, during the forbearance period, the Company’s obligation to comply with certain financial covenants set forth in the Credit Facility will be suspended, and instead, the Company is obligated during the remainder of 2008 to maintain specified minimum leverage ratios, minimum levels of earnings before interest, taxes, depreciation and amortization, and minimum volumes of oil and natural gas production. In connection with the Forbearance Agreement, the Company agreed to pay a forbearance extension fee to the revolving loan lender of $500,000 on the earlier to occur of December 31, 2008 or upon the occurrence of certain specified termination events. The Company also agreed to pay a forbearance extension fee to the term loan lender of $2,500,000 on December 13, 2012. Provided that the Company complies with certain benchmarks, the lender will forgive $1,250,000 of the $2,500,000 fee. These forbearance fees are in addition to an initial forbearance fee of $150,000 already paid by the Company.
     The forbearance expires on December 31, 2008, and the Company may require similar forbearance agreements in future periods. There can be no assurance that the Company will be able to negotiate an amendment to the Credit Facility or additional forbearances, or that such amendment or forbearances will be on terms acceptable to the Company. The Company is considering and actively pursuing other strategic alternatives, which may include a sale of a portion of the Company’s assets, a merger or other business combination, or the issuance of equity or other securities, in connection with the repayment of all or a portion of the Company’s obligations under the Credit Facility. The Company has engaged Parkman Whaling LLC for the purpose of assisting the Company in pursuing such strategic alternatives. There can be no assurance that the Company will be able to complete any such strategic alternatives on satisfactory terms, or at all. If the Company is unable to amend the Credit Facility or complete any such strategic alternatives, the lenders may exercise their right to accelerate the Company’s obligations under the Credit Facility and to foreclose on the Company’s assets, and the Company may seek protection under the U.S. Bankruptcy code.
Note 5 — Stockholders’ Equity
Registration rights payments
     The purchasers of units consisting of shares of common stock and warrants issued by Foothills in private placement financings in 2006 have registration rights, pursuant to which the Company agreed to register for resale the shares of common stock and the shares of common stock issuable upon exercise of the warrants. In the event that the registration statements are not declared effective by the SEC by specified dates, the Company is required to pay liquidated damages to the purchasers.
     The purchasers of 17,142,857 units issued in April 2006 are entitled to liquidated damages in the amount of 1% per month of the purchase price for each unit, payable each month that the registration statement is not declared effective following the mandatory effective date (January 28, 2007). The total amount recorded at September 30, 2008 for these liquidated damages was $322,000. Amounts payable as liquidated damages cease when the shares can be sold under Rule 144 of the Securities Act of 1933, as amended. The Company has determined that liquidated damages ceased on April 6, 2007 as to a minimum of 16,192,613 units, and that liquidated damages ceased on July 6, 2007 as to the remaining units.
     The purchasers of an aggregate of 10,093,804 units issued in September 2006 are entitled to liquidated damages in the amount of 1% per month of the purchase price for each unit, payable each month that the registration statement is not declared effective following the applicable mandatory effective dates (March 7, 2007 for 10,000,000 units and March 28, 2007 for the remaining 93,804 units). The total amount recorded at September 30, 2008 for these liquidated damages was $2,271,000. The investors in the September 2006 private placement financing have the right to take the liquidated damages either in cash or in shares of Foothills’ common stock, at their election. If the Company fails to pay the cash payment to an investor entitled thereto by the due date, the Company will pay interest thereon at a rate of 12% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to such investor, accruing daily from the date such liquidated damages are due until such amounts, plus all such interest thereon, are paid in full. The total amount of liquidated damages will not exceed 10% of the purchase price for the units or $2,271,000.
     In October 2006, the Company filed the required registration statement, which became effective in June 2008. As a result, the Company had incurred the obligation to pay a total of approximately $2,593,000 in liquidated damages as of September 30, 2008, which amount has been recorded as liquidated damages expense in the consolidated statements of operations.
Warrants
     In connection with the Credit Facility, a prior credit facility, and private placement financings, Foothills issued warrants to purchase shares of its common stock. Warrants outstanding as of September 30, 2008 consisted of the following:

Number of
Shares Subject
to Warrants	Expiration Date	Exercise Price
2,580,159	December 2017	$0.01
12,077,399	April 2011	$1.00
473,233	September 2011	$2.25
8,046,919	September 2011	$2.75
Note 6 — Stock and Other Compensation Plans
     Foothills’ 2007 Equity Incentive Plan (the “2007 Plan”) enables the Company to provide equity-based incentives through grants or awards to present and future employees, directors, consultants and other third party service providers. Foothills’ Board of Directors reserved a total of 5,000,000 shares of Foothills’ common stock for issuance under the 2007 Plan. The compensation committee of the Board (or the Board in the absence of such a committee) administers the 2007 Plan. The 2007 Plan authorizes the grant to participants of nonqualified stock options, incentive stock options, restricted stock awards, restricted stock units, performance grants intended to comply with Section 162(m) of the Internal Revenue Code, as amended, and stock appreciation rights. Generally, options are granted at prices equal to the fair value of the stock at the date of grant, expire not later than 10 years from the date of grant, and vest ratably over a three-year period following the date of grant.
     During 2007, the Company determined that its 2006 Equity Incentive Plan (the “2006 Plan”) did not meet certain qualifications required under state laws. As a result, the Company now considers all options granted prior to the adoption of the 2007 Plan to have been granted outside of the scope of the 2006 Plan. Although the Foothills’ Board of Directors reserved a total of 2,000,000 shares of Foothills’ common stock for issuance under the 2006 Plan, the Company does not intend to make any equity-based incentive grants or awards under the 2006 Plan.
     Option activity during the nine months ended September 30, 2008 was as follows:

			Weighted
			Average
		Weighted	Remaining
		Average	Contractual	Aggregate
		Exercise	Term In	Intrinsic
	Shares	Price	Years	Value
Outstanding, beginning of period	1,880,000	$1.52
Granted	597,500	0.14
Exercised	—	—
Forfeited	—	—

Outstanding, end of period	2,477,500	$1.18	8.3	$—

Exercisable, end of period	1,491,875	$1.40	7.9	$—

     Stock-based compensation relating to stock options for the three months ended September 30, 2008 and 2007 totaling $103,000 and $104,000, respectively, and for the nine months ended September 30, 2008 and 2007 totaling $305,000 and $356,000, respectively, has been recognized as a component of general and administrative expenses in the accompanying consolidated financial statements. As of September 30, 2008, $380,000 of total unrecognized compensation cost related to stock options is expected to be recognized over a weighted-average period of approximately 2.9 years. The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value (the difference between the closing stock price on the last trading day of September 2008 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on September 30, 2008. The amount of aggregate intrinsic value will change based on the fair market value of the Company’s stock.
     In 2007, the Company awarded shares of restricted stock to certain officers under the 2007 Plan. Stock-based compensation relating to restricted stock awards for the three months and nine months ended September 30, 2008 totaling $10,000 and $30,000, respectively, has been recognized as a component of general and administrative expenses in the accompanying consolidated financial statements. As of September 30, 2008, $21,000 of total unrecognized compensation cost related to restricted stock awards is expected to be recognized over a weighted-average period of approximately 0.6 years.
     The following is a summary of restricted stock activity for the nine months ended September 30, 2008:

		Aggregate
	Shares	Value
Outstanding, beginning of period	109,772
Awarded	—
Canceled / forfeited	(14,805)

Outstanding, end of period	94,967	$7,000

Vested, end of period	59,671	$4,000

     As of September 30, 2008, 4,261,324 shares were available for future equity-based incentive grants or awards under the 2007 Plan.
     During 2007, the Company implemented a 401(k) Savings Plan, which covers all its employees. The Company matches a percentage of the employees’ contributions to the plan in an amount equal to 100% of the first 3% and 50% of the next 2% of each participant’s compensation. The Company’s matching contributions to the plan were approximately $11,000 and $6,000 for the three months ended September 30, 2008 and 2007, respectively, and $33,000 and $6,000 for the nine months ended September 30, 2008 and 2007, respectively.
Note 7 — Derivative Instruments and Price Risk Management Activities
     The Company has entered into derivative contracts to manage its exposure to commodity price risk. These derivative contracts, which are placed with Wells Fargo Bank, N.A., currently consist only of swaps. The oil prices upon which the commodity derivative contracts are based reflect various market indices that have a high degree of historical correlation with actual prices received by the Company for its oil production. Swaps are designed to fix the price of anticipated sales of future production. The Company entered into most of the contracts at the time it acquired certain operated oil and gas property interests as a means to reduce the future price volatility on its sales of oil production, as well as to achieve a more predictable cash flow from its oil and gas properties. The Company has designated its price hedging instruments as cash flow hedges in accordance with SFAS No. 133. The Company recognizes gains or losses on settlement of its hedging instruments in oil and gas revenues, and changes in their fair value as a component of other comprehensive income, net of deferred taxes. For the three months and nine months ended September 30, 2008 and 2007, the Company recognized the following pre-tax gains and losses due to realized settlements of its price hedging contracts (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Recognized gains (losses) on settlement of hedging instruments	$(1,749)	$(118)	$(4,768)	$518
     Accumulated other comprehensive income included unrealized losses of $7,964,000 and $6,799,000 as of September 30, 2008 and December 31, 2007, respectively, on the Company’s cash flow hedges. As of September 30, 2008, the Company anticipates that $4,285,000 of unrealized losses, net of deferred taxes of zero, will be reclassified into earnings within the next 12 months based on future oil prices that prevailed as of September 30, 2008. Irrespective of the unrealized gains or losses reflected in other comprehensive income, the ultimate impact to net income over the life of the hedges will reflect the actual settlement values. No cash flow hedges were determined to be ineffective during 2008. Further details relating to the Company’s hedging activities are as follows:
     Hedging contracts held as of September 30, 2008 were as follows:

		NYMEX
	Total	Swap
Contract Period and Type	Volume	Price
Crude oil contracts (barrels)
Swap contracts:
October 2008 – December 2008	35,632	$70.52
January 2009 – December 2009	135,041	$69.41
January 2010 – September 2010	74,206	$68.00
Note 8 — Fair Value Measurements
     Effective January 1, 2008, the Company adopted SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”) for all financial assets and liabilities measured at fair value on a recurring basis. The statement establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. The statement establishes market or observable inputs as the preferred sources of values, followed by assumptions based on hypothetical transactions in the absence of market inputs. The statement establishes a hierarchy for grouping these assets and liabilities, based on the significance level of the following inputs:
•	Level 1 — Quoted prices in active markets for identical assets or liabilities

•	Level 2 — Quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations whose inputs are observable or whose significant value drivers are observable

•	Level 3 — Significant inputs to the valuation model are unobservable.
     The following is a listing of the Company’s liabilities required to be measured at fair value on a recurring basis and where they are classified within the hierarchy as of September 30, 2008 (in thousands):

	Level 1	Level 2	Level 3
Fair value of derivative financial instruments	$—	$7,964	$—
     A financial asset or liability is categorized within the hierarchy based upon the lowest level of input that is significant to the fair value measurement. The Company’s oil swaps are valued using the counterparty’s mark-to-market statements and are classified within Level 2 of the valuation hierarchy.
     In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” which permits all entities to choose, at specified election dates, to measure eligible items at fair value. The Company adopted this statement as of January 1, 2008, but did not elect fair value as an alternative, as provided in the statement.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
This Form 10-Q contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. The words “expect,” “estimate,” “anticipate,” “predict,” “believe” and similar expressions and variations thereof are intended to identify forward-looking statements. These statements appear in a number of places in this filing and include statements regarding the intent, belief or current expectations of Foothills Resources, Inc., our directors or officers with respect to, among other things (a) trends affecting our financial condition or results of operation (b) our ability to meet our debt service obligations and (c) our business and growth strategies. Readers are cautioned not to put undue reliance on these forward-looking statements. These forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this report. Although we believe that the expectations reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed. Our future financial condition, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, including those disclosed in this report. We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.
General
     The following discussion provides information on the results of operations for the three months and nine months ended September 30, 2008 and 2007, and our financial condition, liquidity and capital resources as of September 30, 2008. The financial statements and notes thereto contain detailed information that should be referred to in conjunction with this discussion.
     The profitability of our operations in any particular accounting period will be directly related to the realized prices of oil and gas sold, the type and volume of the oil and gas produced, and the results of development, exploitation, acquisition, exploration and hedging activities. The realized prices for oil will be predominantly influenced by global supply and demand, while natural gas prices will fluctuate from one period to another due to regional market conditions and other factors. The aggregate amount of oil and gas produced may fluctuate based on the success and timing of development and exploitation of oil and gas reserves pursuant to current reservoir management and our ability to deliver our production to a purchaser. Our production rates, labor, equipment costs, maintenance expenses, and production and ad valorem taxes are expected to be the principal influences on operating costs. Accordingly, our results of operations may fluctuate from period to period based on the foregoing principal factors, among others.
     Subsequent to September 30, 2008, prices for crude oil and natural gas have continued to decline. If commodity prices continue to decline, we could incur a “ceiling limitation write-down” in future periods under applicable accounting rules. Under these rules, if the net capitalized costs of oil and gas properties exceed a ceiling limit, we must charge the amount of the excess to earnings. This charge does not impact cash flow from operating activities, but does reduce our stockholders’ equity and earnings. The risk that we will be required to write-down the carrying value of oil and gas properties increases when crude oil and natural gas prices are low. In addition, write-downs may occur if we experience substantial downward adjustments to our estimated proved reserves.
Overview
     Foothills Resources, Inc. (“Foothills”), a Nevada corporation, and its subsidiaries are collectively referred to herein as “we” or the “Company.” The Company is a growth-oriented independent energy company engaged in the acquisition, exploration, exploitation and development of oil and natural gas properties. We currently hold interests in properties in the Texas Gulf Coast area, in the Eel River Basin in northern California, and in the Anadarko Basin in western Oklahoma. We seek to increase shareholder value by discovering new reserves and converting proved behind-pipe, proved undeveloped and probable reserves into production.

Strategic Alternatives
     As previously announced, Foothills is currently in default under its existing Credit Facility. The lenders under the Credit Facility have agreed to forbear the exercise of remedies under the facility until December 31, 2008. The Company will be required to comply with the actions and timetable contained in a restructuring analysis provided to the lenders, which it prepared with the assistance of Parkman Whaling LLC, its advisor. The restructuring analysis provides for the evaluation of a range of possible strategic alternatives, including a sale of a portion of the Company’s assets, a merger or other business combination, or the issuance of equity or other securities. The Company and its advisor are working toward completion of the strategic alternatives initiative at the earliest possible date, but the Company cannot predict whether this effort will lead to completion of a transaction or if so, the approximate time it would take for a transaction to be closed. Pending an outcome, we will discuss our planned activities below as if the Company will continue in its present form without any transaction or event.
Texas
     In September 2006, we consummated the acquisition of TARH E&P Holdings, L.P.’s interests in four oilfields in southeastern Texas: the Goose Creek Field and Goose Creek East Field, both in Harris County, Texas, the Cleveland Field, located in Liberty County, Texas, and the Saratoga Field located in Hardin County, Texas. These interests represent working interests ranging from 95% to 100% in the four fields.
     Following the acquisition, we established and initiated an ongoing recompletion program to access proved behind-pipe reserves and increase daily production from the fields. At the date of acquisition, more than 70 recompletion opportunities in existing wells had been identified, and we have subsequently identified additional zones for recompletion. Through September 30, 2008, 30 recompletions had been conducted, of which 10 were undertaken in 2008. As of September 30, 2008, we had more than 60 remaining recompletion opportunities, of which five and 22 are scheduled for the remainder of 2008 and 2009, respectively.
     After drilling three successful development wells in the Goose Creek Field in 2007, we initiated a comprehensive geological remapping of the field during the third quarter of 2008. We anticipate that this in-depth study of the field is likely to result in increases in proved and probable reserves attributable to existing development well locations and the identification of new development well locations. Additionally the study is intended to enhance the understanding of deeper potential production targets such as the Vicksburg, Yegua and Wilcox formations, either where one or more of these formations are present below the existing producing formations and above the top of the Goose Creek Salt dome or where they may be present on the unexplored flanks of the salt dome. We expect that this study will be concluded in early 2009 and that it will be dominant in the development of our future capital plans.
     In September 2008, the eye of Hurricane Ike passed directly over the Goose Creek Field. Although our facilities suffered relatively minor damage, our production from the Texas fields was completely shut down for almost two weeks due to the extensive power outage in the region. Our production from the four fields averaged 425 barrels of oil and oil-equivalent natural gas per day (“boepd”) in the third quarter of 2008, down by 27% from the second quarter and by 28% from the third quarter of 2007, principally due to the shut-down caused by Hurricane Ike. In early November 2008, production had returned to approximately 560 boepd and we expect to average over 500 boepd in the fourth quarter of 2008. Our primary focus for the remainder of 2008 and 2009 is to maximize the production from our Texas assets.

California
     In January 2006, we entered into a Farmout and Participation Agreement with INNEX California, Inc., a subsidiary of INNEX Energy, L.L.C. (“INNEX”), to acquire, explore and develop oil and natural gas properties located in the Eel River Basin, the material terms of which are as follows:
•	We serve as operator of a joint venture with INNEX, and have the right to earn an interest in approximately 4,000 existing leasehold acres held by INNEX in the basin, and to participate as operator with INNEX in oil and gas acquisition, exploration and development activities within an area of mutual interest consisting of the entire Eel River Basin.

•	The agreement provides for “drill-to-earn” terms, and consists of three phases.

•	In Phase I, we were obligated to pay 100% of the costs of drilling two shallow wells, acquiring 1,000 acres of new leases, and certain other activities. The Company has fulfilled its obligations under Phase I, and has received an assignment from INNEX of a 75% working interest (representing an approximate 56.3% net revenue interest) in the leases held by INNEX in the two drilling units to the deepest depth drilled in the two Phase I obligation wells.

•	We then had the option, but not the obligation, to proceed into Phase II. We elected to proceed into Phase II, and paid the costs of conducting a 3D seismic survey covering approximately 12.7 square miles and of drilling one additional shallow well. The Company has fulfilled its obligations under Phase II, and has received an assignment from INNEX of a 75% working interest (representing an approximate 56.3% net revenue interest) in the leases held by INNEX in the drilling unit for the well drilled in Phase II and a 75% working interest (representing an approximate 59.3% net revenue interest) in all remaining leases held by INNEX to the deepest depth drilled in the three Phase I and II obligation wells.

•	We then had the option, but not the obligation, to proceed into Phase III. We elected to proceed into Phase III, and paid 100% of the costs of drilling one deep well. The Company has fulfilled its obligations under Phase III, and will receive an assignment from INNEX of a 75% working interest (representing an approximate 56.3% net revenue interest) in the leases held by INNEX in the drilling unit and a 75% working interest (representing an approximate 59.3% net revenue interest) in all remaining leases held by INNEX with no depth limitation.

•	Following the completion of Phase III, the two parties are each responsible for funding their working interest share of the joint venture’s costs and expenses. We generally have a 75% working interest in activities conducted on specified prospects existing at the time of execution of the agreement, and a 70% working interest in other activities. Each party will be able to elect not to participate in exploratory wells on a prospect-by-prospect basis, and a non-participating party will lose the opportunity to participate in development activities and all rights to production relating to that prospect.

•	We are also entitled to a proportionate assignment from INNEX of its rights to existing permits, drill pads, roads, rights-of-way, and other infrastructure, as well as its pipeline access and marketing arrangements.

•	INNEX has an option to participate for a 25% working interest in certain producing property acquisitions by the Company in the area of mutual interest.
     To fulfill our drilling obligations to INNEX, we drilled the Christiansen 3-15 and Vicenus 1-3 wells in 2006, and the GB 4 and GB 5 wells in late 2007 and early 2008, all in the Grizzly Bluff Field. We also re-entered and deepened the Vicenus 1-3 well in late 2007. Results from two of the three wells drilled in late 2007 and early 2008 are still inconclusive, and we are continuing to assess information gained from the ongoing testing program in the Vicenus 1-3 and GB 4 wells. We are continuing to test these wells into the gas sales pipeline, but overall the test results and gas production from these wells have been substantially below our expectations.
     We were encouraged by test rates in the Lower Rio Dell (“LRD”) 16 zone in the GB 4 well completed in June 2008, and believe this zone is a viable candidate for a future recompletion attempt. Although the shallower LRD zones in the well initially produced natural gas at rates up to 500 thousand cubic feet per day (“Mcfd”), this flow rate has not been sustainable. We have been able to flow the well on an intermittent basis at that rate while also recovering slugs of drilling mud and fluid believed responsible for damaging the formation during drilling and completion operations. We have recently hooked up the GB 4 well to allow further testing of the LRD horizons into the gas sales pipeline. It is anticipated that this well will be produced intermittently as conditions warrant while we attempt to remediate suspected formation damage.

     The Vicenus 1-3 well responded to the fracture stimulation conducted in June 2008 to correct formation damage by flowing back gas and water from the LRD 15 and 16 zones below 5,800 feet. The well is still being tested, and the small volumes of produced gas are being sold into the gas pipeline, with produced water disposed of in a local facility.
     We continue to monitor the GB 5 well that was fracture-stimulated in June 2008 in the Lower Anderson zone to correct formation damage. However, the well did not respond to the frac, and it appears that the zone is either severely damaged or is of very low permeability at this location.
     Our production from the Grizzly Bluff Field, which is primarily from the Christiansen 3-15 well, averaged 183 Mcfd in the third quarter of 2008, up by 17% from the second quarter, but down by 46% from the third quarter of 2007 principally as a result of contractual cost recovery provisions and normal production declines. We expect production to average between 150 Mcfd and 200 Mcfd in the fourth quarter of 2008.
     Our exploration mapping in the Eel River Basin has developed several additional prospects with attractive potential in other parts of the basin. We plan to offer these prospects for participation by industry partners.
Oklahoma
     The initial focus of our activities within the Anadarko Basin has been the area covered by a 75 square mile 3D seismic survey in Roger Mills County, Oklahoma. We have reprocessed the 3D survey, completed geological and geophysical interpretations of the survey data, and identified drillable prospects. We have secured key acreage over several identified high impact prospects, and plan to market the prospects to industry partners.
Results of Operations
Three Months Ended September 30, 2008 compared with the Three Months Ended September 30, 2007
     The Company reported a net loss of $2,148,000, or $0.04 per basic and diluted share, for the three months ended September 30, 2008, compared to a net loss of $2,172,000, or $0.04 per basic and diluted share, for the three months ended September 30, 2007.
     Oil and Gas Revenues. Oil and gas revenues for 2008 decreased to $2,795,000 from $3,638,000 in 2007. The following table summarizes sales volumes and prices for the Company’s net oil and gas production for the three months ended September 30, 2008 and 2007:

	2008	2007
Net sales volumes
Oil (Bbls)	36,030	48,648
Gas (Mcf)	18,651	32,306
Total (BOE)	39,139	54,032
Average sales price
Oil (per Bbl), excluding the effects of price risk management activities	$121.34	$73.24
Oil (per Bbl), including the effects of price risk management activities	$72.81	$70.81
Gas (per Mcf)	$9.22	$5.97
Barrels of oil-equivalent (“BOE”) were determined using a ratio of six Mcf of natural gas to one Bbl of crude oil.
     The decrease in oil and gas revenues resulted primarily from decreases in production, the effect of which was partially offset by higher realized commodity prices. Oil and gas production volumes declined in 2008 principally because the Company’s production from its Texas fields was completely shut down for almost two weeks in September due to the extensive power outage in the region caused by Hurricane Ike. Gas production volumes also declined in 2008 due to the reduction of the Company’s net revenue interest in the Christiansen 3-15 well in the Grizzly Bluff Field as a result of contractual cost recovery provisions, and normal production declines. The effect of these factors was partially offset by oil production from new wells drilled in the Goose Creek Field in the fourth quarter of 2007.

     Production Costs. Total production costs, including lease operating and workover expenses, marketing and transportation expenses, and production and ad valorem taxes, increased to $1,311,000 for the three months ended September 30, 2008 from $1,171,000 for the three months ended September 30, 2007. The following table summarizes production cost information for the Company’s net oil and gas production for the three months ended September 30, 2008 and 2007:

	2008	2007
Average production costs (per BOE):
Lease operating expense	$24.54	$15.87
Severance and ad valorem taxes	$8.68	$5.41
Marketing and transportation expense	$0.26	$0.40
Total average production costs	$33.48	$21.68
     The increase in production costs resulted primarily from an increase in the number of workovers and well servicing operations, as well as increases in production and ad valorem taxes resulting from higher commodity prices. Production costs per BOE were also higher as a result of the decline in production volumes.
     General and Administrative Expenses. General and administrative expenses increased to $883,000 in 2008 from $760,000 in 2007 primarily because of increased legal fees resulting from additional SEC filings and other corporate matters.
     Interest Expense. The Company incurred net interest expense of $1,926,000, including $295,000 of non-cash charges for the amortization of debt discount and debt issue costs, during the three months ended September 30, 2008. The decrease from $2,629,000, including $961,000 of non-cash charges for the amortization of debt discount and debt issue costs, for 2007 resulted primarily from a reduction in the Company’s cost of debt capital attributable to the consummation of the Credit Facility and the retirement of amounts outstanding under a previous credit facility in December 2007, the effect of which was partially offset by higher levels of debt outstanding in 2008.
     Liquidated Damages. Liquidated damages relate to amounts payable to our stockholders as a result of the registration statements for our securities issued in 2006 not becoming effective within the periods specified in the share registration rights agreements for those securities. Liquidated damages decreased to zero for the three months ended September 30, 2008 from $702,000 for the three months ended September 30, 2007 because of provisions in the registration rights agreements limiting the maximum amount of such damages.
     Depreciation, Depletion and Amortization. Depreciation, depletion and amortization increased to $860,000, including $817,000 ($20.87 per BOE) for the capitalized costs of oil and gas properties, for the three months ended September 30, 2008, from $607,000, including $569,000 ($10.54 per BOE) for the capitalized costs of oil and gas properties, for the three months ended September 30, 2007, primarily as a result of a downward revision in estimates of proved oil and gas reserves and increases in the capitalized costs of oil and gas properties, the effects of which were partially offset by decreases in production during 2008.
Nine Months Ended September 30, 2008 compared with the Nine Months Ended September 30, 2007
     The Company reported a net loss of $3,465,000, or $0.06 per basic and diluted share, for the nine months ended September 30, 2008, compared to a net loss of $6,309,000, or $0.10 per basic and diluted share, for the nine months ended September 30, 2007.
     Oil and Gas Revenues. Oil and gas revenues for 2008 increased to $11,291,000 from $10,941,000 in 2007. The following table summarizes sales volumes and prices for the Company’s net oil and gas production for the nine months ended September 30, 2008 and 2007:

	2008	2007
Net sales volumes
Oil (Bbls)	137,062	151,147
Gas (Mcf)	60,687	113,559
Total (BOE)	147,177	170,073
Average sales price
Oil (per Bbl), excluding the effects of price risk management activities	$113.00	$63.95
Oil (per Bbl), including the effects of price risk management activities	$78.21	$67.38
Gas (per Mcf)	$9.42	$6.67

     The increase in oil and gas revenues resulted primarily from higher realized commodity prices, the effect of which was partially offset by decreases in production. Oil and gas production volumes production volumes declined in 2008 principally because the Company’s production from its Texas fields was completely shut down for almost two weeks in September due to the extensive power outage in the region caused by Hurricane Ike. In addition, production was lower due to mechanical disruptions related to the gas lift production system at the Cleveland Field, delays in well servicing operations on an offshore well in the Goose Creek Field due to weather and equipment availability, the reduction of the Company’s net revenue interest in the Christiansen 3-15 well in the Grizzly Bluff Field as a result of contractual cost recovery provisions, the depletion of a gas-producing zone in one well in the Goose Creek Field, and normal production declines. The effect of these factors was partially offset by production from new wells drilled in the Goose Creek Field in the fourth quarter of 2007.
     Production Costs. Total production costs, including lease operating and workover expenses, marketing and transportation expenses, and production and ad valorem taxes, increased to $3,935,000 for the nine months ended September 30, 2008 from $3,530,000 for the nine months ended September 30, 2007. The following table summarizes production cost information for the Company’s net oil and gas production for the nine months ended September 30, 2008 and 2007:

	2008	2007
Average production costs (per BOE):
Lease operating expense	$18.89	$14.62
Severance and ad valorem taxes	$7.60	$5.84
Marketing and transportation expense	$0.24	$0.29
Total average production costs	$26.73	$20.76
     The increase in production costs resulted primarily from an increase in the number of workovers and well servicing operations, as well as increases in production and ad valorem taxes resulting from higher commodity prices. Production costs per BOE were also higher as a result of the decline in production volumes.
     General and Administrative Expenses. General and administrative expenses increased to $2,497,000 in 2008 from $2,407,000 in 2007 primarily because of increased legal fees resulting from additional SEC filings and other corporate matters.
     Interest Expense. The Company incurred net interest expense of $5,436,000, including $881,000 of non-cash charges for the amortization of debt discount and debt issue costs, during the nine months ended September 30, 2008. The decrease from $7,760,000, including $2,809,000 of non-cash charges for the amortization of debt discount and debt issue costs, for 2007 resulted primarily from a reduction in the Company’s cost of debt capital attributable to the consummation of the Credit Facility and the retirement of amounts outstanding under a previous credit facility in December 2007, the effect of which was partially offset by higher levels of debt outstanding in 2008. In addition, the Company capitalized $128,000 in interest costs pertaining to unevaluated oil and gas properties in 2008.
     Liquidated Damages. Liquidated damages relate to amounts payable to our stockholders as a result of the registration statements for our securities issued in 2006 not becoming effective within the periods specified in the share registration rights agreements for those securities. Liquidated damages decreased to $1,000 for the nine months ended September 30, 2008 from $1,895,000 for the nine months ended September 30, 2007 because of provisions in the registration rights agreements limiting the maximum amount of such damages.

     Depreciation, Depletion and Amortization. Depreciation, depletion and amortization increased to $2,899,000, including $2,769,000 ($18.81 per BOE) for the capitalized costs of oil and gas properties, for the nine months ended September 30, 2008, from $1,880,000, including $1,774,000 ($10.43 per BOE) for the capitalized costs of oil and gas properties, for the nine months ended September 30, 2007, primarily as a result of a downward revision in estimates of proved oil and gas reserves and increases in the capitalized costs of oil and gas properties, the effects of which were partially offset by decreases in production during 2008.
Liquidity and Capital Resources
     Substantial capital is required to replace and grow reserves. Material increases or decreases in our liquidity are determined by the cash flow from our producing properties, the success or failure of our drilling activities, and our ability to access debt or equity capital markets.
     These sources can be impacted by significant fluctuations in oil and gas prices, operating costs, and volumes produced, the general condition of our industry and the global credit crisis. We have no control over the market prices for oil and natural gas, although we are able to influence the amount of our net realized revenues related to oil and gas sales through the use of derivative contracts. A decrease in oil and gas prices would reduce expected cash flow from operating activities and could reduce the borrowing base of our current credit facility.
     During the nine months ended September 30, 2008, cash used in investing activities was approximately $17,923,000, most of which was expended for drilling activities in the Eel River Basin in California. We anticipate making capital expenditures of less than $1,000,000 during the remainder of 2008, principally in connection with our ongoing recompletion program in our oil fields in Texas.
     In December 2007, we entered into a Credit Agreement with various lenders and Wells Fargo Foothill, LLC, as agent (the “Credit Facility”). The Credit Facility provides for a $50,000,000 term loan facility and a $50,000,000 revolving credit facility, with an initial borrowing base of $25,000,000 available under the revolving credit facility. The Credit Facility matures in December 2012, with principal payments scheduled to commence in April 2010 based on 50% of our cash flow, net of capital expenditures. The Credit Facility has restrictions on the operations of our business, including restrictions on payment of dividends. Borrowings under the term loan facility carry prepayment penalties ranging from 1.00% to 2.00% in the first three years of the Credit Facility. Borrowings under the revolving credit facility may be repaid at any time without penalty. The Credit Facility is secured by liens and security interests on substantially all of our assets, including 100% of our oil and gas reserves.
     We used a portion of the proceeds of the Credit Facility to retire amounts outstanding under a secured promissory note in the principal amount of $42,500,000 under a previous credit facility (the “Mezzanine Facility”). Although we recorded a loss of $17,593,000 in connection with the early retirement of the Mezzanine Facility, including $10,164,000 in prepayment penalties and transaction costs, and $7,429,000 of non-cash charges relating to the unamortized balances of debt discount and debt issue costs, we entered into the Credit Facility and retired the Mezzanine Facility because we expected the Credit Facility to provide us with significant liquidity for development activities, a substantial reduction in our weighted average cost of debt capital, increased operating flexibility through an improved covenant package, and enhanced ability to manage our cash position (and interest costs) through the revolving structure.
     As of September 30, 2008, the amounts outstanding under the Credit Facility consisted of $50,000,000 under the term loan facility and approximately $21,185,000 under the revolving loan facility.
     The Credit Facility contains financial covenants pertaining to asset coverage, interest coverage and leverage ratios. A violation of any of these financial covenants, unless waived by our lenders, constitutes an event of default under the Credit Facility, giving our lenders the right to terminate their obligations to make additional loans under the Credit Facility, demand immediate payment in full of all amounts outstanding, foreclose on collateral and exercise other rights and remedies granted under the Credit Facility and as may be available pursuant to applicable law. As of March 31, 2008, we were not in compliance with the leverage ratio covenant. The lenders waived the non-compliance in consideration of an amendment to the Credit Facility to provide that the interest rate We entered into a First Amendment to Credit Agreement, dated as of May 15, 2008, by and among the Company, the lenders and the agent, and a Limited Waiver and Second Amendment to Credit Agreement, dated as of May 15, 2008, by and among the Company, the lenders and the agent, pursuant to which the lenders waived non-compliance with the leverage ratio covenant, and the interest rate on the term loan facility was modified to provide that it will not be less than 10.50% in the event that the London Interbank Offered Rate (“LIBOR”) is less than 4.00%.

     As of June 30, 2008, the most recent measurement date, we were not in compliance with the asset coverage and leverage ratio covenants of the Credit Facility and are in default under the Credit Facility. We have reclassified our long-term debt as a current liability until such time as we are able to cure the default.
     The lenders under the Credit Facility could, among other remedies, have declined to make further advances of credit, declared all of our debt immediately due and payable and foreclosed on our assets. Our lenders have not taken any of these actions and in August 2008, we entered into a Forbearance Agreement, dated August 13, 2008, by and among the Company, the lenders and the agent, pursuant to which the lenders agreed to forbear their right to exercise their remedies under the Credit Facility until September 15, 2008.
     On October 16, 2008, we entered into a Third Amendment to Credit Agreement and Amended and Restated Forbearance Agreement dated as of September 15, 2008 (the “Forbearance Agreement”), by and among the Company, the lenders and the agent. Pursuant to the Forbearance Agreement, the lenders and the agent have agreed to forbear until December 31, 2008 from exercising their rights and remedies under the Credit Facility arising as a result of the financial covenants defaults.
     Under the Forbearance Agreement the applicable interest rates for borrowings under the Credit Facility have been amended as follows: (i) the base interest rate for base rate loans that are term loans will be the greater of 5.25% or the prime rate; (ii) the margin interest rate applicable to base rate loans that are advances prior to September 20, 2008 will be 0.75% and on or after September 20, 2008 it will be 2.75%, and for base rate loans that are term loans the applicable margin interest rate prior to September 20, 2008 will be 5.25%, on or after September 20, 2008 and prior to November 1, 2008 it will be 7.25%, on or after November 1, 2008 and prior to December 1, 2008 it will be 8.25%, and on or after December 1, 2008 it will be 9.25%; and (iii) the margin interest rate applicable to LIBOR rate loans that are advances prior to September 20, 2008 will be 2.00% and on or after September 20, 2008 it will be 4.00%, and for LIBOR rate loans that are term loans the applicable margin interest rate prior to September 20, 2008 will be 6.50%, on and after September 20, 2008 and prior to November 1, 2008 it will be 8.50%, on and after November 1, 2008 and prior to December 1, 2008 it will be 9.50%, and on and after December 1, 2008 it will be 10.50%.
     The Forbearance Agreement further provides that, during the forbearance period, our obligation to comply with certain financial covenants set forth in the Credit Facility will be suspended, and instead, we are obligated during the remainder of 2008 to maintain specified minimum leverage ratios, minimum levels of earnings before interest, taxes, depreciation and amortization, and minimum volumes of oil and natural gas production. In connection with the Forbearance Agreement, we agreed to pay a forbearance extension fee to the revolving loan lender of $500,000 on the earlier to occur of December 31, 2008 or upon the occurrence of certain specified termination events. We also agreed to pay a forbearance extension fee to the term loan lender of $2,500,000 on December 13, 2012. Provided that we comply with certain benchmarks, the lender will forgive $1,250,000 of the $2,500,000 fee. These forbearance fees are in addition to an initial forbearance fee of $150,000 that we already paid.
     In the event that our lenders decline to permanently waive the failure to comply with the covenants and we are unable to cure the default, the lenders can exercise their right to demand immediate payment of our obligations under the Credit Facility on December 31, 2008 (or earlier in the event of a termination event under the Forbearance Agreement). We do not currently have sufficient liquidity to satisfy our obligations under the Credit Facility in the event that the lenders demand immediate repayment of such obligations. In such event, or even in the event that the lenders do not accelerate our obligations, the Company and its subsidiaries may decide to seek protection under the U.S. Bankruptcy code.
     The forbearance expires on December 31, 2008, and the Company may require similar forbearance agreements in future periods. There can be no assurance that we will be able to negotiate an amendment to the Credit Facility or additional forbearances, or that such amendment or forbearances will be on terms acceptable to the Company. We are considering and actively pursuing other strategic alternatives, which may include a sale of a portion of our assets, a merger or other business combination, or the issuance of equity or other securities, in connection with the repayment of all or a portion of our obligations under the Credit Facility. We have engaged

Parkman Whaling LLC for the purpose of assisting the Company in pursuing such strategic alternatives. There can be no assurance that we will be able to complete any such strategic alternatives on satisfactory terms, or at all. If we are unable to amend the Credit Facility or complete any such strategic alternatives, the lenders may exercise their right to accelerate our obligations under the Credit Facility and to foreclose on the Company’s assets, and the Company may seek protection under the U.S. Bankruptcy code.
Off-Balance Sheet Arrangements
     We have no off-balance sheet arrangements.
Hedging Transactions
     In connection with our credit facility with Wells Fargo Foothill, LLC, we are contractually obligated to enter into hedging contracts with the purpose and effect of fixing oil and natural gas prices on no less than 50% of projected oil and gas production from our proved developed producing oil and gas reserves. To fulfill our hedging obligation, we have entered into swap agreements with Wells Fargo Bank, N.A. to hedge the price risks associated with a portion of our anticipated future oil and gas production through September 30, 2010, mitigating a portion of our exposure to adverse market changes and allowing us to predict with greater certainty the effective oil prices to be received for our hedged production. Our swap agreements have not been entered into for trading purposes and we have the ability and intent to hold these instruments to maturity. Wells Fargo Bank, N.A, the counterparty to the swap agreements, is also our lender under a credit facility. We believe that the terms of the swap agreements are at least as favorable as we could have achieved in swap agreements with third parties who are not our lenders.
     By removing a significant portion of the price volatility from our future oil and gas revenues through the swap agreements, we have mitigated, but not eliminated, the potential effects of changing oil prices on our cash flows from operations through September 30, 2010. While these and other hedging transactions we may enter into in the future will mitigate our risk of declining prices for oil and gas, they will also limit the potential gains that we would experience if prices in the market exceed the fixed prices in the swap agreements. We have not obtained collateral to support the agreements but monitor the financial viability of our counterparty and believe our credit risk is minimal on these transactions. Under these arrangements, payments are received or made based on the differential between fixed product prices in the swap agreements and a variable product price representing the average of the closing settlement price(s) on the New York Mercantile Exchange for futures contracts for the applicable trading months. These agreements are settled in cash at monthly expiration dates. In the event of nonperformance, we would be exposed again to price risk. We have some risk of financial loss because the price received for the oil or gas production at the actual physical delivery point may differ from the prevailing price at the delivery point required for settlement of the hedging transaction. We could also suffer financial losses if our actual oil and gas production is less than the hedged production volumes during periods when the variable product price exceeds the fixed product price. Moreover, our hedge arrangements generally do not apply to all of our production and thus provide only partial price protection against declines in commodity prices. Hedge effectiveness is measured at least quarterly based on the relative changes in fair value between the derivative contract and the hedged item over time, and any ineffectiveness is immediately reported in the consolidated statement of operations.
Our current hedging transactions are designated as cash flow hedges, and we record the costs and any benefits derived from these transactions as a reduction or increase, as applicable, in oil sales revenue. We may enter into additional hedging transactions in the future.
Critical Accounting Policies and Estimates
     The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of our financial statements requires us to make estimates and assumptions that affect our reported results of operations and the amount of reported assets, liabilities and proved oil and gas reserves. Some accounting policies involve judgments and uncertainties to such an extent that there is reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been used. We evaluate our estimates and assumptions on a regular basis. We base our estimates on historical experience and various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates and assumptions used in preparation of our financial statements. Described below are the most significant policies we apply in preparing our financial statements, some of which are subject to alternative treatments under generally accepted accounting principles. We also describe the most significant estimates and assumptions we make in applying these policies.
Oil and Gas Properties Accounting
     We follow the full-cost method of accounting for oil and gas properties. Under this method, all productive and nonproductive costs incurred in connection with the acquisition, exploration and development of oil and gas reserves are capitalized in separate cost centers for each country in which we have operations. Such capitalized costs include leasehold acquisition, geological, geophysical and other exploration work, drilling, completing and equipping oil and gas wells, asset retirement costs, internal costs directly attributable to property acquisition, exploration and development, and other related costs. We also capitalize interest costs related to unevaluated oil and gas properties.
     The capitalized costs of oil and gas properties in each cost center are amortized using the unit-of-production method. Sales or other dispositions of oil and gas properties are normally accounted for as adjustments of capitalized costs. Gains or losses are not recognized in income unless a significant portion of a cost center’s reserves is involved. Capitalized costs associated with the acquisition and evaluation of unproved properties are excluded from amortization until it is determined whether proved reserves can be assigned to such properties or until the value of the properties is impaired. Unproved properties are assessed at least annually to determine whether any impairment has occurred. If the net capitalized costs of oil and gas properties in a cost center exceed an amount equal to the sum of the present value of estimated future net revenues from proved oil and gas reserves in the cost center and the costs of properties not being amortized, both adjusted for income tax effects, such excess is charged to expense.
Oil and Gas Reserves
     The process of estimating quantities of natural gas and crude oil reserves is very complex, requiring significant decisions in the evaluation of all available geological, geophysical, engineering and economic data. The data may also change substantially over time as a result of numerous factors including, but not limited to, additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. As a result, material revisions to existing reserve estimates may occur from time to time. Although every reasonable effort is made to ensure that reserve estimates reported represent the most accurate assessments possible, the subjective decisions and variances in available data for various fields make these estimates generally less precise than other estimates included in the financial statement disclosures. We use the unit-of-production method to amortize our oil and gas properties. This method requires us to amortize the capitalized costs incurred in proportion to the amount of oil and gas produced as a percentage of the amount of proved reserves. Accordingly, changes in reserve estimates as described above will cause corresponding changes in depreciation, depletion and amortization expense recognized in periods subsequent to the reserve estimate revision. Reserve estimates as of December 31, 2007 and 2006 were provided by Cawley, Gillespie & Associates, Inc.

Asset Retirement Obligations
     We have significant obligations related to the plugging and abandonment of our oil and gas wells, and the removal of equipment and facilities from leased acreage and returning such land to its original condition. We estimate the future cost of this obligation, discounted to its present value, and record a corresponding liability and asset in our consolidated balance sheets. The values ultimately derived are based on many significant estimates, including the ultimate expected cost of the obligation, the expected future date of the required cash payment, and interest and inflation rates. Revisions to these estimates may be required based on changes to cost estimates, the timing of settlement, and changes in legal requirements. Any such changes that result in upward or downward revisions in the estimated obligation will result in an adjustment to the liability with the offset to the related capitalized asset on a prospective basis.

Price Risk-Management Activities
     We periodically enter into commodity derivative contracts to manage our exposure to oil price volatility. We currently utilize only price swaps, which are placed with Wells Fargo Bank, N.A. The oil reference prices of these commodity derivatives contracts are based upon the New York Mercantile Exchange, and have a high degree of historical correlation with actual prices we receive. We account for our derivative instruments in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended (“SFAS No. 133”). SFAS No. 133 establishes accounting and reporting standards requiring that all derivative instruments, other than those that meet the normal purchases and sales exception, be recorded on the balance sheet as either an asset or liability measured at fair value (which is generally based on information obtained from independent parties). SFAS No. 133 also requires that changes in fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Hedge accounting treatment allows unrealized gains and losses on cash flow hedges to be deferred in other comprehensive income. Realized gains and losses from our oil and gas cash flow hedges, including terminated contracts, are generally recognized in oil and gas revenues when the forecasted transaction occurs. Gains and losses from the change in fair value of derivative instruments that do not qualify for hedge accounting are reported in current period income. If at any time the likelihood of occurrence of a hedged forecasted transaction ceases to be “probable,” hedge accounting under SFAS No. 133 will cease on a prospective basis and all future changes in the fair value of the derivative will be recognized directly in earnings. Amounts recorded in other comprehensive income prior to the change in the likelihood of occurrence of the forecasted transaction will remain in other comprehensive income until such time as the forecasted transaction impacts earnings. If it becomes probable that the original forecasted production will not occur, then the derivative gain or loss would be reclassified from accumulated other comprehensive income into earnings immediately. Hedge effectiveness is measured at least quarterly based on the relative changes in fair value between the derivative contract and the hedged item over time, and any ineffectiveness is immediately reported in the consolidated statement of operations.
Valuation of Deferred Tax Assets
     We utilize the liability method of accounting for income taxes, as set forth in SFAS No. 109, “Accounting for Income Taxes.” Under the liability method, deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are recorded against deferred tax assets when it is considered more likely than not that the deferred tax assets will not be utilized.
Stock-Based Compensation
     Effective January 1, 2006 we adopted SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”), which replaced SFAS No. 123, “Accounting for Stock-Based Compensation,” and superseded Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS No. 123R requires companies to measure the cost of stock-based compensation granted, including stock options and restricted stock, based on the fair market value of the award as of the grant date, net of estimated forfeitures. We had no stock-based compensation grants prior to January 1, 2006.
ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
     The information required pursuant to this item is omitted in accordance with Item 305(e) of Regulation S-K.

ITEM 4. CONTROLS AND PROCEDURES
Evaluation of Disclosure Controls and Procedures
     The term “disclosure controls and procedures” is defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This term refers to the controls and procedures of a company that are designed to ensure that information required to be disclosed by a company in the reports that it files under the Exchange Act is recorded, processed, summarized, and reported within the required time periods.
     The Company’s Chief Executive Officer and Chief Financial Officer carried out an evaluation of the effectiveness of the design and operation of the Company’s disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act. Based on their evaluation of our disclosure controls and procedures, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures are effective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Securities and Exchange Commission’s rules and forms and in timely alerting the Chief Executive Officer and Chief Financial Officer to material information required to be included in the Company’s periodic reports filed or furnished with the SEC.
Changes in Internal Control over Financial Reporting
     No change in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) occurred during the period covered by this report that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART II — OTHER INFORMATION
ITEM 1. LEGAL PROCEEDINGS
     From time to time we may become a party to litigation or other legal proceedings that, in the opinion of our management are part of the ordinary course of our business. Currently, no legal proceedings or claims are pending against or involve us that, in the opinion of our management, could reasonably be expected to have a material adverse effect on our business, prospects, financial condition or results of operations.
ITEM 1A. RISK FACTORS
     We have added the following risk factors. There have been no other material changes from the information previously reported under Item 6 of the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007 filed with the Securities and Exchange Commission on March 28, 2008.
We are in default under our Credit Facility and our lenders have agreed to forbear the exercise of their remedies under the Credit Facility until December 31, 2008.
     We finance our operations in part through borrowings under our Credit Facility. Our Credit Facility contains certain operational and financial covenants regarding our ability to create liens, incur indebtedness, make certain investments or acquisitions, enter into certain transactions with affiliates, incur capital expenditures beyond prescribed limits, deliver certain reports and information, and meet certain financial ratios. As of June 30, 2008, we were not in compliance with asset coverage and leverage ratio covenants under our Credit Facility, and are in default under the Credit Facility. Our lenders have agreed to forbear the exercise of their remedies under the Credit Facility until December 31, 2008. We can provide no assurance that the Company will be in compliance with asset coverage and leverage ratio covenants on December 31, 2008. If we are not in compliance on December 31, 2008 and our lenders do not waive or forbear the non-compliance, our lenders could accelerate our indebtedness and exercise any available rights and remedies. If we are able to successfully negotiate a waiver or forbearance agreement by December 31, 2008, we may be required to pay significant amounts to our lenders to obtain their agreement to waive or forbear exercising their rights and remedies. In addition, any waiver or forbearance agreement would have a limited duration and any future failures to comply with the covenants under our Credit Facility could result in further events of default which, if not cured or waived, could permit: (i) our lenders to demand immediate repayment of the debt; (ii) our lenders to cease the advancement of money or the extension of credit under our Credit Facility; (iii) our lenders to foreclose on some or all of our assets securing the debt; or (iv) our lenders to exercise other rights and remedies granted under the Credit Facility and as may be available pursuant to applicable law. We do not currently have sufficient liquidity to satisfy our obligations under our Credit Facility in the event that our lenders demand immediate repayment of our obligations. In such event, or even in the event that the lenders do not accelerate our obligations, we may decide to seek protection under the U.S. Bankruptcy code. The market price of our common stock may decrease as a result of such action.
Our planned operations require additional liquidity that may not be available, which could have a negative effect on our business, results of operations and financial condition.
     Our planned operations require additional liquidity that may not be available. If our lenders accelerate our obligations, we would be unable to repay our obligations under our Credit Facility. If we are unable to obtain favorable amendments to our Credit Facility, we will seek to refinance our Credit Facility or pursue other strategic alternatives, but we cannot give any assurance that we will be successful in obtaining such financing or obtaining it on acceptable terms. If our debt cannot be refinanced or restructured, our lenders could pursue remedies, including: (i) immediate repayment of the debt; (ii) no longer advancing money or extending credit under the Credit Facility; (iii) foreclosing on some or all of our assets securing the debt; or (iv) exercising other rights and remedies granted under the Credit Facility and as may be available pursuant to applicable law. If this were to happen and we were liquidated or reorganized after payment to our creditors, there may not be sufficient assets remaining for any distribution to our stockholders.

     As required by the Forbearance Agreement, we have established a plan of restructuring with the assistance of our advisors. The plan of restructuring may impair our current operations and may negatively affect our future prospects.
Current levels of market volatility could have a negative effect on our business, results of operation and financial condition.
     The capital and credit markets have been experiencing extreme volatility and disruption for more than 12 months. In recent weeks, the volatility and disruption have reached unprecedented levels. In some cases, the markets have exerted downward pressure on stock prices, security prices and credit capacity for certain issuers without regard to those issuers’ underlying financial strength. If the current levels of market disruption and volatility continue or worsen, there can be no assurance that we will not experience adverse effects, which may be material, on our ability to access capital and on our results of operations. We are unable to predict the likely duration and severity of the current disruption in financial markets and adverse economic conditions in the U.S. Deteriorating market and liquidity conditions may also give rise to issues which may impact our lenders’ ability to hold their debt commitments to us to their full term or their willingness to enter into additional forbearance agreements.
Economic conditions could negatively impact our business.
     Our operations are affected by local, national and worldwide economic conditions. The consequences of a prolonged recession may include a lower level of economic activity and uncertainty regarding energy prices and the capital and commodity markets. A lower level of economic activity might result in a decline in energy consumption, which may adversely affect our revenues and future growth.
ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS
     None.
ITEM 3. DEFAULTS UPON SENIOR SECURITIES
     In 2007, the Company entered into the Credit Facility, which provides for a $50 million term loan facility and a $50 million revolving credit facility, with an initial borrowing base of $25 million available under the revolving credit facility. The Credit Facility matures in December 2012, with principal payments scheduled to commence in April 2010 based on 50% of the Company’s cash flow, net of capital expenditures. The Credit Facility has restrictions on the operations of the Company’s business, including restrictions on payment of dividends. Borrowings under the term loan facility carry prepayment penalties ranging from 1.00% to 2.00% in the first three years of the Credit Facility. Borrowings under the revolving credit facility may be repaid at any time without penalty. The Credit Facility is secured by liens and security interests on substantially all of the assets of the Company, including 100% of the Company’s oil and gas reserves.
     The Credit Facility contains financial covenants pertaining to asset coverage, interest coverage and leverage ratios. A violation of any of these financial covenants, unless waived by the Company’s lenders, constitutes an event of default under the Credit Facility, giving the Company’s lenders the right to terminate their obligations to make additional loans under the Credit Facility, demand immediate payment in full of all amounts outstanding, foreclose on collateral and exercise other rights and remedies granted under the Credit Facility and as may be available pursuant to applicable law. As of June 30, 2008, the Company was not in compliance with the asset coverage and leverage ratio covenants. The lenders have agreed to forbear the exercise of their remedies under the Credit Facility until December 31, 2008.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
     Our stockholders voted on the following matters at the Company’s annual meeting of stockholders, held on July 23, 2008:
(1) Election of Directors
     The Company’s stockholders elected the Company’s nominees to the Board of Directors, to serve until the election and qualification of their respective successors. The nominees for director received the following votes:

Name	Votes For	Votes Against	Votes Withheld
Dennis B. Tower	38,027,179	0	1,320,476

John L. Moran	38,029,679	0	1,317,976

John A. Brock	38,039,290	0	1,308,365

Ralph J. Goehring	38,067,879	0	1,279,776

Frank P. Knuettel	38,068,779	0	1,278,876

David A. Melman	38,068,779	0	1,278,876

Christopher P. Moyes	38,039,890	0	1,307,765
(2)	Approval of Amendments to the Company’s Articles of Incorporation
     The Company’s stockholders approved amendments to the Company’s Articles of Incorporation as follows:

	Votes For	Votes Against	Abstentions	Non-Votes
(a) conform the provisions regarding the issuance of preferred stock with Title 7 of the Nevada Revised Statutes	25,513,928	496,282	66,800	13,270,645

(b) remove the limitation on the maximum number of members of the Company’s board of directors	36,263,014	3,023,939	60,702	0

(c) conform the provisions regarding directors’ and officers’ liability to Title 7 of the Nevada Revised Statutes	37,088,633	2,199,017	60,005	0

(d) conform the provisions regarding indemnification to Title 7 of the Nevada Revised Statutes	37,126,770	2,100,730	120,155	0
(3) Approval of Amendments to the Company’s Bylaws
     The Company’s stockholders approved amendments to the Company’s Bylaws as follows:

	Votes For	Votes Against	Abstentions	Non-Votes
(a) clarify the procedures governing the transaction of business at a meeting of stockholders	37,283,843	1,986,185	77,627	0

(b) clarify the procedures governing the nomination of directors	37,227,521	2,002,998	117,136	0

(c) set the size of the Company’s board of directors at seven members	37,294,443	1,982,982	70,230	0

(d) allow the Company’s board of directors to fix the number of directors	37,076,603	2,248,827	22,225	0

(e) conform the provisions regarding the removal of directors to Title 7 of the Nevada Revised Statutes	37,319,432	1,934,507	93,716	0

(f) provide clear guidance and procedures for the issuance of capital stock	25,475,999	554,161	46,850	13,270,645

(g) conform the provisions regarding indemnification to Title 7 of the Nevada Revised Statutes	37,300,249	1,905,836	141,570	0

(h) provide that the bylaws may be amended either by the vote of the Company’s board of directors or the affirmative vote of at least 66 2/3% of the outstanding capital stock of the Company	25,359,925	697,280	19,805	13,270,645

(i) remove restrictions on Company subsidiaries that hold Company stock	36,969,060	2,238,634	139,961	0
(4)	Ratification of the Appointment of the Company’s Auditors

	Votes For	Votes Against	Abstentions
Ratification of the appointment of Brown Armstrong Paulden McCown Starbuck Thornburgh & Keeter Accountancy Corporation as the Company’s registered independent public accounting firm for the fiscal year ending December 31, 2008	38,889,294	414,291	34,070

ITEM 5. OTHER INFORMATION
     None.
ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K
(a) Exhibits

3.5	Amended and Restated Articles of Incorporation of Foothills Resources, Inc. †

3.6	Amended and Restated Bylaws of Foothills Resources, Inc. †

10.23	Third Amendment to Credit Agreement and Amended and Restated Forbearance Agreement, dated as of September 15, 2008, among Foothills and each of its subsidiaries as borrowers, various lenders and Wells Fargo Foothill, LLC as agent.	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 21, 2008 (File No. 001-31546).

31.1	Certification of Principal Executive Officer, pursuant to Rule 13a-14 and 15d-14 of the Securities Exchange Act of 1934. †

31.2	Certification of Principal Financial Officer, pursuant to Rule 13a-14 and 15d-14 of the Securities Exchange Act of 1934. †

32.1	Certification of Principal Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002. †

32.2	Certification of Principal Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002. †

†	Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

FOOTHILLS RESOURCES, INC.

Dated: November 14, 2008	By:	/s/ Dennis B. Tower Dennis B. Tower
Chief Executive Officer (Principal
Executive Officer)

	By:	/s/ W. Kirk Bosché W. Kirk Bosché
Chief Financial Officer (Principal Financial
Officer and Principal Accounting Officer)

Exhibit 3.5
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
FOOTHILLS RESOURCES, INC.
A NEVADA CORPORATION
ARTICLE I
NAME
               The name of this corporation is Foothills Resources, Inc. (the “Corporation”).
ARTICLE II
RESIDENT AGENT & REGISTERED OFFICE
     SECTION 2.01. REGISTERED OFFICE. The address of its registered office is 50 West Liberty Street Suite 880, Reno, Nevada 89501.
     SECTION 2.02. OTHER OFFICES. The Corporation may also maintain offices for the transaction of any business at such other places within or without the State of Nevada as it may from time to time determine. Corporate business of every kind and nature may be conducted, and meetings for directors and stockholders held outside the State of Nevada with the same effect as if in the State of Nevada.
ARTICLE III
PURPOSE
     The Corporation is organized for the purpose of engaging in any lawful activity, within or without the State of Nevada.
ARTICLE IV
SHARES OF STOCK
     SECTION 4.01. NUMBER AND CLASS. The Corporation shall authorize the issuance of two classes of stock, common stock and preferred stock. The total number of shares of authorized capital stock of the Corporation shall consist of the following: two hundred fifty million (250,000,000) shares of Common Stock, at a par value of $0.001 (“Common Stock”), and twenty five million (25,000,000) shares of Preferred Stock, at a par value of $0.001 (“Preferred Stock”). These classes will be further distinguished by the fact that those shares referred to above as Common Stock, shall be vested with full voting right, while those shares referred to above as Preferred Stock, shall not be vested with any voting rights whatsoever.
     Subject to the limitation set forth in these Articles of Incorporation (the “Articles”), the Board of Directors of the Corporation (the “Board”) is vested with the authority to prescribe such classes, series and numbers of each class or series of stock and is hereby vested with such authority to provide by resolution for the issuances of Preferred Stock in one or more series not exceeding the aggregate number of shares of Preferred Stock authorized by theses Articles, as amended from time to time, and to determine and prescribe the voting powers, designations, preferences, limitations, restrictions and relative, participating, optional and other special rights, if any, of each class or series of stock of the Corporation as provided by Chapter 78 of the Nevada Revised Statutes (the “NRS”).
     Before the Corporation shall issue shares of Preferred Stock of any series, a certificate setting forth a copy of the resolution or resolution of the Board, fixing the voting powers, designations, preferences, limitations, restrictions and relative, participating, optional and other special rights, if any, relating to the shares of Preferred Stock of such series and the number of shares of Preferred Stock of such series authorized by the Board to be issued shall be made and signed by and acknowledged and filed in the manner prescribed by the NRS.
     SECTION 4.02. NO PREEMPTIVE RIGHTS. Unless otherwise determined by the Board, holders of the stock of the Corporation shall not have any preference, preemptive right, or right of subscription to acquire any shares of the Corporation authorized, issued or sold, or to be authorized, issued or sold, and convertible into shares of the Corporation, nor to any right of subscription thereto.
     SECTION 4.03. NON-ASSESSABILITY OF SHARES. The stock of the Corporation, after the amount of the subscription price has been paid, in money, property or services, as the directors shall determine, shall not be subject to assessment to pay the debts of the Corporation, nor for any other purpose, and no stock issued as fully paid shall ever be assessable or assessed.
ARTICLE V
BOARD OF DIRECTORS
     The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, these Articles or the Corporation’s Bylaws (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the NRS, these Articles and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.
ARTICLE VI
PERIOD OF DURATION
The Corporation is to have a perpetual existence.
ARTICLE VII
DIRECTORS’ AND OFFICERS’ LIABILITY
     A director or officer of the corporation shall not be personally liable to this Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a direct or officer, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted by the NRS as the same exists or hereafter may be amended. If the NRS is hereafter amended to authorize corporate action further limiting or eliminating the liability of directors or officers, then the liability of a director or officer to the Corporation or its stockholders shall be limited or eliminated to the fullest extent permitted by the NRS, as so amended. This Article shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) the unlawful payment of distributions. Any repeal or modification of this Article by the stockholders of the Corporation or by changes in law, to the extent permitted by the NRS, shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.
ARTICLE VIII
INDEMNIFICATION
     Each person who is or was made a party to, or is threatened to be made a party to, or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter a “Covered Person”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized or permitted by applicable law, as the same exists or may hereafter be amended, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection with such proceeding, and such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall indemnify a Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred by this Article VIII shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any such proceeding in advance of its final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by the court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.
     Without limiting the application of the foregoing, the stockholders or Board may adopt Bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as director or officer of any Corporation, or as its representative in a partnership, joint venture, trust or other enterprises against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have the power to indemnify such person.

     The indemnification provided in this Article VIII shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.
     The rights conferred on any Covered Person by this Article VIII shall not be exclusive of any other rights which any Covered Person may have or hereafter acquire under law, these Articles, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.
     Any repeal or amendment of this Article VIII by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of these Articles inconsistent with this Article VIII, will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.
     This Article VIII shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than Covered Persons.
ARTICLE IX
AMENDMENTS OF ARTICLES OF INCORPORATION
     The Corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles, in the manner now or hereafter prescribed by the NRS or by these Articles, and all rights, preferences and privileges conferred upon the stockholders, directors, officers or any other persons by and pursuant to these Articles in their present form or as hereafter amended are granted subject to right reserved in this Article.
ARTICLE X
POWERS OF DIRECTORS
     In furtherance and not in limitation of the powers conferred by the NRS, the Board is expressly authorized:
(1)	To make, alter or repeal the Bylaws of the Corporation.

(2)	To authorize and cause to be executed mortgages and liens, with or without limit as to amount, upon the real and personal property of the Corporation;

(3)	To authorize the guaranty by the Corporation of securities, evidences of indebtedness and obligation of other person, Corporations and business entities;

(4)	To set apart out of any of the funds of the Corporation available for distributions a reserve or reserves for any proper purpose and to abolish any such reserve;

(5)	By resolution, to designate one or more committees, each committee to consist of at least one director of the Corporation, which, to the extent provided in the resolution or in the Bylaws of the Corporation, shall have and may exercise the powers of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the Bylaws or as may be determined from time to time by resolution adopted by the Board; and

(6)	To authorize the Corporation by its officers or agents to exercise all such powers and to do all such acts and things as may be exercised or done by the Corporation, except and to the extent that any such statue shall require action by the stockholders of the Corporation with regard to the exercising of any such power or the doing of any such act or thing.
     In addition to the powers and authorities hereinbefore or by statue expressly conferred upon them, the Board may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, except as otherwise provided herein and by law.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation of Foothills Resources, Inc. to be executed as of the 27th day of August 2008.

FOOTHILLS RESOURCES, INC.

By: Name:	/s/ Dennis B. Tower Dennis B. Tower
Title:	Chief Executive Officer

Exhibit 3.6
AMENDED AND RESTATED
BYLAWS
OF
Foothills Resources, Inc.,
a Nevada corporation
(the “Corporation”)
(Adopted as of July 23, 2008)

AMENDED AND RESTATED
BYLAWS
OF
FOOTHILLS RESOURCES, INC.
ARTICLE I
OFFICES
     Section 1.1 Registered Office. The registered office of the Corporation within the State of Nevada shall be located at the office of the corporation or individual acting as the Corporation’s registered agent in Nevada.
     Section 1.2 Additional Offices. The Corporation may, in addition to its registered office in the State of Nevada, have such other offices and places of business, both within and outside the State of Nevada, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.
ARTICLE II
STOCKHOLDERS MEETINGS
     Section 2.1 Annual Meetings. The annual meeting of stockholders shall be held at such place and time and on such date as shall be determined by the Board and stated in the notice of the meeting. At each annual meeting, the stockholders shall elect directors of the Corporation and may transact any other business as may properly be brought before the meeting.
     Section 2.2 Special Meetings. Except as otherwise required by applicable law or provided in the Corporation’s Amended and Restated Articles of Incorporation, as the same may be amended or restated from time to time (the “Articles of Incorporation”), special meetings of stockholders, for any purpose or purposes, may be called only by the Chairman of the Board, Chief Executive Officer, the President or the Board pursuant to a resolution adopted by a majority of the Whole Board (as defined below). Special meetings may also be called by stockholders entitled to cast not less than ten percent of the votes at the meeting being called. Special meetings of stockholders shall be held at such place and time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting. “Whole Board” shall mean the total number of directors the Corporation would have if there were no vacancies.
     Section 2.3 Notices. Notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, shall be given in the manner permitted by Section 9.3 to each stockholder entitled to vote thereat by the Corporation not less than 10 nor more than 60 days before the date of the meeting. If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any special meeting of stockholders as to which notice has been given may be cancelled, by the Board upon public announcement (as defined in Section 2.7(c)) given before the date previously scheduled for such meeting.

     Section 2.4 Quorum. Except as otherwise provided by applicable law, the Articles of Incorporation or these Bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders, the chairman of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.
     Section 2.5 Voting of Shares.
          (a) Voting Lists. The Secretary shall prepare, or shall cause the officer or agent who has charge of the stock ledger of the Corporation to prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote thereat arranged in alphabetical order and showing the address and the number of shares registered in the name of each stockholder. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. To the extent permitted by law, the stock ledger, which shall be in a form prescribed by Chapter 78 of the Nevada Revised Statutes (the “NRS”) or other statutes or laws of the State of Nevada, shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders.
          (b) Manner of Voting. At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxyholders at any meeting may be effected by a ballot submitted by electronic transmission (as defined in Section 9.3), provided that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxyholder. The Board, in its discretion, or the chairman of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.
          (c) Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after six months from its date, unless the proxy provides for a longer period, provided such longer period may not exceed seven years from its date. Proxies need not be filed with the Secretary of the Corporation until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority.
               (i) A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.
               (ii) A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder.
Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.
          (d) Required Vote. Subject to the rights of the holders of one or more series of preferred stock of the Corporation (“Preferred Stock”), voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Articles of Incorporation, these Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

          (e) Inspectors of Election. The Board may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may appoint one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.
     Section 2.6 Adjournments. Any meeting of stockholders, annual or special, may be adjourned by the chairman of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.
     Section 2.7 Advance Notice for Business.
          (a) Annual Meetings of Stockholders. No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation (x) who is a stockholder of record on the date of the giving of the notice provided for in this Section 2.7(a) and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in this Section 2.7(a). Notwithstanding anything in this Section 2.7(a) to the contrary, only persons nominated for election as a director at an annual meeting pursuant to Section 3.2 will be considered for election at such meeting.

               (i) In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation and such business must otherwise be a proper matter for stockholder action. Subject to Section 2.7(a)(iii), a stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 45 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. The public announcement of an adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice as described in this Section 2.7(a).
               (ii) To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these Bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (E) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (F) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.
               (iii) The foregoing notice requirements of this Section 2.7(a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such stockholder has complied with the requirements of such Rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.7(a), provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.7(a) shall be deemed to preclude discussion by any stockholder of any such business. If the Board or the chairman of the annual meeting determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.7(a) or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 2.7(a), such proposal shall not be presented for action at the annual meeting. Notwithstanding the foregoing provisions of this Section 2.7(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.
     (iv) In addition to the provisions of this Section 2.7(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.7(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.
          (b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to Section 3.2.
          (c) Public Announcement. For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.
     Section 2.8 Conduct of Meetings. The chairman of each annual and special meeting of stockholders shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these Bylaws or such rules and regulations as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairman of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.
     Section 2.9 Consents of Stockholders in Lieu of Meeting. Any action required or permitted to be taken by the stockholders of the Corporation at a duly called annual or special meeting of the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having at least a majority of the voting power of the Corporation, unless a different proportion of voting power is required for such action at a meeting in which case that proportion of written consents shall be required and shall be delivered to the Corporation to its registered office in the State of Nevada, the Corporation’s principal place of business, or the Secretary of the Corporation. Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the date the earliest dated consent is delivered to the Corporation, a written consent or consents signed by a sufficient number of holders to take such action are delivered to the Corporation by delivery to the Corporation’s registered office in the State of Nevada, the Corporation’s principal place of business, or the Secretary. Delivery made to the Corporation’s registered office shall be by hand, by certified or registered mail, return receipt requested, or electronic transmission. No consent given by electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and delivered to the Corporation by delivery either to the Corporation’s registered office in the State of Nevada, the Corporation’s principal place of business, or the Secretary of the Corporation. Delivery made to the Corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested. Notwithstanding the limitations on delivery in the previous sentence, consents given by electronic transmission may be otherwise delivered to the Corporation’s principal place of business or to the Secretary if, to the extent, and in the manner provided by resolution of the Board. Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used; provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

ARTICLE XIII
DIRECTORS
     Section 3.1 Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Articles of Incorporation or by these Bylaws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Nevada.
     Section 3.2 Number. The number of directors of the Corporation shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Whole Board. Until otherwise fixed by resolution of the Board, the Board shall consist of seven (7) directors. Each director shall serve on the Board for a one (1) year term.
.   A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
     Section 3.4 Advance Notice for Nomination of Directors.
          (a) Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors by the stockholders of the Corporation, except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation (x) who is a stockholder of record on the date of the giving of the notice provided for in this Section 3.4 and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in this Section 3.4.
          (b) In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 45 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment of an annual meeting or special meeting commence a new time period for the giving of a stockholder’s notice as described in this Section 3.4.
          (c) Notwithstanding anything in paragraph (b) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 3.4 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.
          (d) To be in proper written form, a stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.
          (e) If the Board or the chairman of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.4, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.4, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

          (f) In addition to the provisions of this Section 3.4, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 3.4 shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Articles of Incorporation or the right of the Board to fill newly created directorships and vacancies on the Board pursuant to the Articles of Incorporation.
     Section 3.5 Compensation. Unless otherwise restricted by the Articles of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation of directors. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.
.   Newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
.   Any or all of the directors may be removed from office at any time but only for cause and only by the affirmative vote of holders representing not less than two-thirds of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote.
.   Unless and except to the extent that these Bylaws shall so require, the election of directors need not be by written ballot.
ARTICLE XIV
BOARD MEETINGS
     Section 4.1 Annual Meetings. The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.

     Section 4.2 Regular Meetings. Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places as shall from time to time be determined by the Board by resolution.
     Section 4.3 Special Meetings. Special meetings of the Board (a) may be called by the Chairman of the Board, Chief Executive Officer or President and (b) shall be called by the Chairman of the Board, Chief Executive Officer, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in Section 9.3, to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Articles of Incorporation, or these Bylaws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 9.4.
     Section 4.4 Quorum; Required Vote. A majority of the Whole Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Articles of Incorporation or these Bylaws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.
     Section 4.5 Consent In Lieu of Meeting. Unless otherwise restricted by the Articles of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
     Section 4.6 Organization. The chairman of each meeting of the Board shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chairman elected from the directors present. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.
ARTICLE V
COMMITTEES OF DIRECTORS
     Section 5.1 Establishment. The Board by resolution passed by a majority of the Whole Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.
     Section 5.2 Available Powers. Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.
     Section 5.3 Alternate Members. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee.
     Section 5.4 Procedures. Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Articles of Incorporation, these Bylaws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these Bylaws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article III and Article IV of these Bylaws.

ARTICLE VI
OFFICERS
     Section 6.1 Officers. The officers of the Corporation elected by the Board shall be a Chairman of the Board, a Chief Executive Officer, a President, a Treasurer, a Secretary and such other officers (including without limitation a Chief Financial Officer, Vice Presidents, Assistant Secretaries and Assistant Treasurers) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The Chairman of the Board, Chief Executive Officer or President may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these Bylaws or as may be prescribed by the Board or, if such officer has been appointed by the Chairman of the Board, Chief Executive Officer or President, as may be prescribed by the appointing officer.
          (a) Chairman of the Board. The Chairman of the Board shall preside when present at all meetings of the stockholders and the Board. The Chairman of the Board shall advise and counsel the Chief Executive Officer and other officers and shall exercise such powers and perform such duties as shall be assigned to or required of the Chairman of the Board from time to time by the Board or these Bylaws.
          (b) Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board.
          (c) President. The President shall be the chief operating officer of the Corporation, shall have general management and control of the day-to-day business operations of the Corporation and shall report to the Board. The President shall put into operation the business policies of the Corporation as determined by the Chief Executive Officer and the Board. The President shall make recommendations to the Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer. In the absence (or inability or refusal to act) of the Chairman of the Board and Chief Executive Officer, the President (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board.
          (d) Vice Presidents. In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board) shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function.

          (e) Secretary.
               (i) The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chairman of the Board, Chief Executive Officer or the President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.
               (ii) The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.
          (f) Assistant Secretaries. The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.
          (g) Treasurer. The Treasurer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation which from time to time may come into the Treasurer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize).
          (h) Assistant Treasurers. The Assistant Treasurer or, if there shall be more than one, the Assistant Treasurers in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Treasurer, perform the duties and exercise the powers of the Treasurer.
     Section 6.2 Term of Office; Removal; Vacancies. The elected officers of the Corporation shall be elected annually by the Board at its first meeting held after each annual meeting of stockholders. All officers elected by the Board shall hold office until the next annual meeting of the Board and until their successors are duly elected and qualified or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by the Chairman of the Board, Chief Executive Officer or President may also be removed, with or without cause, by the Chairman of the Board, Chief Executive Officer or President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the Chairman of the Board, Chief Executive Officer or President may be filled by the Chairman of the Board, Chief Executive Officer or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.

     Section 6.3 Other Officers. The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.
     Section 6.4 Multiple Officeholders; Stockholder and Director Officers. Any number of offices may be held by the same person unless the Articles of Incorporation or these Bylaws otherwise provide. Officers need not be stockholders or residents of the State of Nevada.
ARTICLE XVII
SHARES
     Section 7.1 Certificated and Uncertificated Shares. The shares of the Corporation shall be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed in accordance with Section 7.3 representing the number of shares registered in certificate form. The Corporation shall not have power to issue a certificate representing shares in bearer form.
     Section 7.2 Multiple Classes of Stock. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.
     Section 7.3 Signatures. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

     Section 7.4 Consideration and Payment for Shares.
               (a) Subject to applicable law and the Articles of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the Board. The consideration may consist of any tangible or intangible property or benefit to the Corporation including cash, promissory notes, services performed, contracts for services to be performed or other securities.
               (b) Subject to applicable law and the Articles of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock or upon the books and records of the Corporation in the case of partly paid uncertificated shares, there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate representing certificated shares or said uncertificated shares are issued.
     Section 7.5 Lost, Destroyed or Wrongfully Taken Certificates.
               (a) If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.
               (b) Except as otherwise may be provided by NRS or Nevada law, if a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.
     Section 7.6 Transfer of Stock.
               (a) If a certificate representing shares of the Corporation is presented to the Corporation with an endorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if:
               (i) in the case of certificated shares, the certificate representing such shares has been surrendered;
               (ii) (A) with respect to certificated shares, the indorsement is made by the person specified by the certificate as entitled to such shares; (B) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (C) with respect to certificated shares or uncertificated shares, the indorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person;

               (iii) the Corporation has received a guarantee of signature of the person signing such indorsement or instruction or such other reasonable assurance that the indorsement or instruction is genuine and authorized as the Corporation may request;
               (iv) the transfer does not violate any restriction on transfer imposed by the Corporation that is enforceable in accordance with Section 7.8(a); and
               (v) such other conditions for such transfer as shall be provided for under applicable law have been satisfied.
          (b) Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the certificate for such shares is presented to the Corporation for transfer or, if such shares are uncertificated, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.
     Section 7.7 Registered Stockholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.
     Section 7.8 Effect of the Corporation’s Restriction on Transfer.
          (a) A written restriction on the transfer or registration of transfer of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, to the extent permitted by the NRS, and noted conspicuously on the certificate representing such shares or, in the case of uncertificated shares, contained in a notice sent by the Corporation to the registered owner of such shares within a reasonable time after the issuance or transfer of such shares, may be enforced against the holder of such shares or any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.
          (b) A restriction imposed by the Corporation on the transfer or the registration of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless: (i) the shares are certificated and such restriction is noted conspicuously on the certificate; or (ii) the shares are uncertificated and such restriction was contained in a notice sent by the Corporation to the registered owner of such shares within a reasonable time after the issuance or transfer of such shares.

     Section 7.9 Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.
ARTICLE VIII
INDEMNIFICATION
     Section 8.1 Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter a “Covered Person”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized or permitted by applicable law, as the same exists or may hereafter be amended, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection with such proceeding; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify a Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person only if such proceeding (or part thereof) was authorized by the Board.
     Section 8.2 Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 8.1, a Covered Person shall also have the right to be paid by the Corporation the expenses (including, without limitation, attorneys’ fees) incurred in defending, testifying, or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that an advancement of expenses incurred by a Covered Person in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Covered Person, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such Covered Person, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such Covered Person is not entitled to be indemnified for such expenses under this Article VIII or otherwise.

     Section 8.3 Right of Indemnitee to Bring Suit. If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses or except as otherwise provided herein, in which case the applicable period shall be 20 days, the Covered Person may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Covered Person shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Covered Person to enforce a right to indemnification hereunder (but not in a suit brought by a Covered Person to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the Covered Person has not met any applicable standard for indemnification set forth in the NRS. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Covered Person is proper in the circumstances because the Covered Person has met the applicable standard of conduct set forth in the NRS, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Covered Person has not met such applicable standard of conduct, shall create a presumption that the Covered Person has not met the applicable standard of conduct or, in the case of such a suit brought by the Covered Person, shall be a defense to such suit. In any suit brought by the Covered Person to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Covered Person is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.
     Section 8.4 Non-Exclusivity of Rights. The rights provided to Covered Persons pursuant to this Article VIII shall not be exclusive of any other right which any Covered Person may have or hereafter acquire under applicable law, the Articles of Incorporation, these Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise.
     Section 8.5 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the NRS.
     Section 8.6 Indemnification of Other Persons. This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by Nevada law to indemnify and to advance expenses to persons other than Covered Persons. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Covered Persons under this Article VIII.

     Section 8.7 Amendments. Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Covered Persons on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.
     Section 8.8 Certain Definitions. For purposes of this Article VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of the NRS, except as such term may otherwise be defined under Nevada law.
     Section 8.9 Contract Rights. The rights provided to Covered Persons pursuant to this Article VIII shall be contract rights and such rights shall continue as to a Covered Person who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Covered Person’s heirs, executors and administrators.
     Section 8.10 Severability. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.
ARTICLE IX
MISCELLANEOUS
     Section 9.1 Place of Meetings. If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these Bylaws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation.
     Section 9.2 Fixing Record Dates.
          (a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.
          (b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.
     Section 9.3 Means of Giving Notice.
          (a) Notice to Directors. Whenever under applicable law, the Articles of Incorporation or these Bylaws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by hand delivery, through the United States mail postage prepaid, or by a nationally recognized overnight delivery service for next day delivery, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.
          (b) Notice to Stockholders. Whenever under applicable law, the Articles of Incorporation or these Bylaws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in the NRS. A notice to a stockholder shall be deemed given as follows: (i) if given by hand delivery, when actually received by the stockholder, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address upon the records of the Corporation, and (iii) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (C) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (D) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.
          (c) Electronic Transmission. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.
     Section 9.4 Waiver of Notice. Whenever any notice is required to be given under applicable law, the Articles of Incorporation, or these Bylaws, a written waiver of such notice, signed before or after the date of such meeting by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.
     Section 9.5 Meeting Attendance via Remote Communication Equipment.
          (a) Stockholder Meetings. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication:
               (i) participate in a meeting of stockholders; and
               (ii) be deemed present in person and vote at a meeting of stockholders, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

          (b) Board Meetings. Unless otherwise restricted by applicable law, the Articles of Incorporation or these Bylaws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.
     Section 9.6 Dividends. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to Nevada law and the Articles of Incorporation.
     Section 9.7 Reserves. The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.
     Section 9.8 Contracts and Negotiable Instruments. Except as otherwise provided by applicable law, the Articles of Incorporation or these Bylaws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, the Chief Executive Officer, the President or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chairman of the Board Chief Executive Officer, President or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.
     Section 9.9 Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board.
     Section 9.10 Seal. The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

     Section 9.11 Books and Records. The books and records of the Corporation may be kept within or outside the State of Nevada at such place or places as may from time to time be designated by the Board.
     Section 9.12 Resignation. Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. The resignation shall take effect at the time specified therein, or at the time of receipt of such notice if no time is specified or the specified time is earlier than the time of such receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
     Section 9.13 Surety Bonds. Such officers, employees and agents of the Corporation (if any) as the Chairman of the Board, Chief Executive Officer, President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chairman of the Board, Chief Executive Officer, President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.
     Section 9.14 Securities of Other Corporations. Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, Chief Executive Officer, President or any Vice President. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.
     Section 9.15 Amendments. The Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Whole Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or the Articles of Incorporation, the affirmative vote of the holders of at least 66?% of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws.
     Section 9.16 Changes in Nevada Law. References in these Bylaws to Nevada law or the NRS or to any provision thereof shall be to such law as existed on the date these Bylaws were adopted or as such law thereafter may be changed, except as otherwise provided in Article VIII.

EXHIBIT 31.1
CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER OF
FOOTHILLS RESOURCES, INC.
I, Dennis B. Tower, certify that:
1.	I have reviewed this quarterly report on Form 10-Q of Foothills Resources, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:
          a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
          b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
          c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
          d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
5.	The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):
          a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and
          b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Dated: November 14, 2008	/s/ Dennis B. Tower Dennis B. Tower
Principal Executive Officer

EXHIBIT 31.2
CERTIFICATION OF PRINCIPAL FINANCIAL OFFICER OF
FOOTHILLS RESOURCES, INC.
I, W. Kirk Bosché, certify that:
1.	I have reviewed this quarterly report on Form 10-Q of Foothills Resources, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:
          (a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
          (b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
          (c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
          (d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
5.	The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):
          (a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and
          (b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Dated: November 14, 2008	/s/ W. Kirk Bosché W. Kirk Bosché
Principal Financial Officer

EXHIBIT 32.1
CERTIFICATION OF
PRINCIPAL EXECUTIVE OFFICER OF
FOOTHILLS RESOURCES, INC.
This certification is provided pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 and accompanies the quarterly report on Form 10-Q (the “Form 10-Q”) for the quarter ended September 30, 2008, of Foothills Resources, Inc. (the “Issuer”).
          I, Dennis B. Tower, the Principal Executive Officer of the Issuer, certify that to the best of my knowledge:
(i)	the Form 10-Q fully complies with the requirements of Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m(a) or 78o(d)); and

(ii)	the information contained in the Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of the Issuer.

Dated: November 14, 2008	/s/ Dennis B. Tower Dennis B. Tower
Principal Executive Officer

EXHIBIT 32.2
CERTIFICATION OF
PRINCIPAL FINANCIAL OFFICER OF
FOOTHILLS RESOURCES, INC.
This certification is provided pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 and accompanies the quarterly report on Form 10-Q (the “Form 10-Q”) for the quarter ended September 30, 2008, of Foothills Resources, Inc. (the “Issuer”).
          I, W. Kirk Bosché, the Principal Financial Officer of the Issuer, certify that to the best of my knowledge:
(i)	the Form 10-Q fully complies with the requirements of Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m(a) or 78o(d)); and

(ii)	the information contained in the Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of the Issuer.

Dated: November 14, 2008	/s/ W. Kirk Bosché W. Kirk Bosché
Principal Financial Officer